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                                                                    EXHIBIT (i)

PAGE 1


December 13, 2001




Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Re:      Enterprise Accumulation Trust
         Registration Statement No. 33-21534

Dear Sir or Madam:

I am counsel to Enterprise Accumulation Trust (the "Trust"), and in so acting, have reviewed Post-Effective Amendment No. 26 (the "Post Effective Amendment") to the Trust's Registration Statement on Form N-1A, Registration File No. 33-21534. Representatives of the Trust have advised that the Trust will file the Post-Effective Amendment pursuant to paragraph (a) of Rule 485 ("Rule 485") promulgated under the Securities Act of 1933. In connection therewith, the Trust has requested that I provide this letter.

In my examination of the Post-Effective Amendment, I have assumed the conformity to the originals of all documents submitted to me as copies.

Based upon the foregoing, I hereby advise you that:

         (1) the Trust is a trust duly organized and validly existing in good standings under the laws of the State of Massachusetts;

         (2) the Common Stock to be offered has been duly authorized and, when sold as contemplated in the Amendments, will be validly issued, fully paid and nonassessable.


Very truly yours,


/s/ Stuart M. Weitz


Stuart M. Weitz